Reading International Announces 2nd Quarter 2007 Results

• Revenue from continuing operations for the quarter was up 12.6% over the 2006 quarter, to $30.1 million
• Net Income for the quarter was $1.6 million compared to a net loss of $234,000 in the 2006 quarter
• EBITDA (1) for the quarter was $7.1 million up 42.7%, compared to $5.0 million in 2006 quarter

Los Angeles, California, - (PR NEWSWIRE) –August 08, 2007 – Reading International, Inc. (AMEX: RDI) announced today results for its quarter and six months ended June 30, 2007.

Second Quarter 2007 Highlights

Our year-to-year results of operations were principally impacted by the following:

•
the opening in the fourth quarter of 2005 and the occupancy of the majority of tenancies during first and second quarters of 2006 of our Newmarket Shopping Center, a 100,000 square foot retail center in a suburb of Brisbane, Australia;

•	the sale of our 50% share of the cinemas at Whangaparaoa, Takapuna and Mission Bay, New Zealand formerly part of the Berkeley Cinemas Group effective August 28, 2006;

•	the acquisition in February 2007, of the long-term ground lease interest underlying our Tower Theater in Sacramento, California (the principal art cinema in Sacramento);

•
through June 30, 2007, the sale of 66 out of 67 residential units comprising our Place 57 residential condominium tower in Manhattan, in which we own a 25% interest.  There was 1 unit closed in the 2007 quarter compared to 11 in the 2006 quarter; and

•
the increase in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.7423 and $0.6105, respectively, as of June 30, 2006 to $0.8491 and $0.7730, respectively, as of June 30, 2007.

which resulted in:

•	revenue growth of $3.3 million or 12.6% to $30.1 million, compared to $26.8 million in the 2006 quarter;

•	loss from continuing operations of $278,000 in the 2007 quarter compared to a loss from continuing operations of $234,000 in the 2006 quarter; and

•	EBITDA (1) of $7.1 million in the 2007 quarter compared to $5.0 million in the 2006 quarter, an increase of 42.7%.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Second Quarter 2007 Discussion

Revenue from continuing operations increased from $26.8 million in the 2006 quarter to $30.1 million in 2007, a 12.6% increase.  The cinema revenue increase of $2.1 million was predominantly due to Australia ($1.9 million higher than last year).  The top 3 grossing films in our circuit worldwide were “Pirates of the Caribbean: At World’s End”, “Shrek the Third” and“Spiderman 3” which between them accounted for approximately 33% of our cinema box office revenue. The increase in real estate revenue of $1.3 million was primarily from our Australia real estate operations, principally attributable to increased revenue from our Newmarket shopping center.  The 100,000 square foot shopping center in Newmarket was completed in late 2005 and tenants took possession during the first six months of 2006.  The second quarter 2006 to 2007 growth in revenue was approximately $600,000 or 130% and the site is now 100% leased.

As a percent of revenue, operating expense, at 72.3% in the 2007 quarter was lower than the 73.8% of the 2006 quarter.  The primary drivers for this were a better expense/revenue mix on higher realized revenues and continued expense control in all geographic areas.

Depreciation and amortization decreased by $290,000 or 8.7%, from $3.3 million in the 2006 quarter, to $3.0 million in the 2007 quarter, as a result of several Australian cinema assets reaching the end of their depreciable lives.

General and administrative expense increased by $803,000 or 26.1%, from $3.1 million to $3.9 million in the 2007 quarter.  This increase was primarily due to increased salary expense primarily from our newly appointed Chief Operating Officer; legal and professional fees in New Zealand primarily related to our new Landplan Property Partners venture; legal and professional fees associated principally with our real estate acquisition and investment activities; and to our newly adopted Supplemental Executive Retirement Plan.

Net interest expense increased by $439,000 or 29.1% for the 2007 quarter compared to last year, primarily related to higher outstanding loan balances during the 2007 quarter compared to the 2006 quarter.

Other income decreased by $357,000 for the 2007 quarter compared to last year.  This decrease in other income was primarily related to fewer Place 57 units closing in the 2007 quarter compared to the 2006 quarter.

During the three months ended June 30, 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

As a result of the above, we reported a net income of $1.6 million for the 2007 quarter compared to a net loss of $234,000 in the 2006 quarter.

Our EBITDA (1) at $7.1 million for the 2007 quarter was $2.1 million higher than the 2006 quarter of $5.0 million, driven by better operating margins (approximately $800,000);  and the gain on sale of a discontinued operation ($1.9 million), offset by the reduction in other income ($357,000), which was itself driven by fewer Place 57 units closed in the 2007 quarter.

First Half 2007 Summary

Revenue from continuing operations increased by 11.8% or $6.1 million, to $58.1 million in the six months of 2007 compared to 2006.  This increase was driven by strong circuit showings of “Pirates of the Caribbean: At World’s End”, “Shrek the Third” and “Happy Feet”, which between them accounted for 16.1% of our cinema box office revenue.  The US accounted for $1.0 million of the increase, Australia $2.1 million of the increase and New Zealand $1.0 million.  The real estate revenue increase of $2.0 million came predominantly from our Australia real estate ($1.7 million) where the rent from the Newmarket shopping center retail component added approximately $1.4 million.

As a percent of revenue, operating expense, at 72.1 % in the 2007 six months was lower than the 74.3% of the 2006 six months.  The primary drivers for this were a better expense/revenue mix on higher realized revenues and continued expense control in all geographic areas.

Depreciation and amortization decreased by $561,000 to $6.0 million in 2007 from $6.6 million in 2006, driven primarily by several Australian cinema assets reaching the end of their depreciable lives.

General and administrative expense increased by $1.1 million in the 2007 Six Months compared to the 2006 Six Months.  The 2007 increases were primarily related to increased corporate compensation expense related to the granting of 70,000 fully vested options to our directors coupled with an increase in director fees; to compensation for our newly appointed Chief Operating Officer; legal and professional fees associated principally with our real estate acquisition and investment activities; and to our newly adopted Supplemental Executive Retirement Plan.

Net interest expense increased by $406,000 for the 2007 Six Months, compared to last year primarily related to higher outstanding loan balances during 2007 compared to 2006.

Other income increased by approximately $1.1 million for the 2007 six months compared to last year.  This increase in other income was primarily related to a gain on the sale of marketable securities; and more profit from the Place 57 units closed in the 2007 six months compared to the 2006 six months.

During the six months ended June 30, 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

As a result we reported a net income of $1.0 million for the 2007 six months compared to a loss of $3.4 million in the 2006 six months.

 Our EBITDA (1) at $11.7 million for the 2007 six months was $4.5 million higher than the 2006 six months of $7.2 million, driven by better operating margins (approximately $2.3 million); and the gain on sale of a discontinued operation ($1.9 million).

Balance Sheet

Our total assets at June 30, 2007 were $339.0 million compared to $289.2 million at December 31, 2006.  The currency exchange rates for Australia and New Zealand as of June 30, 2007 were $0.8491 and $0.7730, respectively, and as of December 31, 2006, these rates were $0.7884 and $0.7046, respectively.  As a result, currency had a positive effect on the balance sheet at June 30, 2007, compared to December 31, 2006.

Our cash position at June 30, 2007 was $22.4 million compared to $11.0 million at December 31, 2006.

In addition, we have approximately $8.5 million (AUS$10.0 million) in undrawn funds under our Australian Corporate Credit Facility and $41.2 million (NZ$53.3 million) under our New Zealand Line of Credit, to meet our anticipated short-term working capital requirements.

Our positive working capital at June 30, 2007 was $20.4 million compared to a negative working capital of $7.0 million at December 31, 2006.  Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach.  We have approached several financing sources who have already given a high-level, favorable response to this funding.  However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.

Stockholders’ equity was $121.7 million at June 30, 2007 compared to $107.7 at December 31, 2006.

Subsequent Event – New Zealand Property Acquisition

On July 27, 2007, we purchased through a Landplan Property Partners property trust a 64.0 acre parcel of undeveloped agricultural real estate for approximately $9.2 million (NZ$11.9 million).  We anticipate rezoning the property from its current agricultural use to commercial use, and thereafter to redevelop the property in accordance with its new zoning.  No assurances can be given that such rezoning will be achieved, or if achieved, that it will be achieved in the near term.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Loss) (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$30,139	$26,778	$58,115	$51,978
Operating expense
Cinema/real estate	21,795	19,760	41,916	38,612
Depreciation and amortization	3,047	3,337	6,016	6,577
General and administrative	3,879	3,076	7,555	6,441

Operating income	1,418	605	2,628	348

Interest expense, net	(1,950)	(1,511)	(3,701)	(3,295)
Other income	851	1,208	1,586	520
Gain on sale of discontinued operations	1,912	--	1,912	--
Income tax expense	(443)	(344)	(942)	(681)
Minority interest expense	(154)	(192)	(495)	(272)

Net income (loss)	$1,634	$(234)	$998	$(3,380)

Basic and diluted earnings (loss) per share	$0.07	$(0.01)	$0.04	$(0.15)

EBITDA*	$7,074	$4,958	$11,647	$7,173

EBITDA* change	$2,116		$4,474

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income (loss)	$1,634	$(234)	$988	$(3,380)
Add: Interest expense, net	1,950	1,511	3,701	3,295
Add: Income tax provision	443	344	942	681
Add: Depreciation and amortization	3,047	3,337	6,016	6,577

EBITDA	$7,074	$4,958	$11,647	$7,173

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue
Cinema	$26,034	$23,954	$50,540	$46,463
Real estate	4,105	2,824	7,575	5,515
	30,139	26,778	58,115	51,978
Operating expense
Cinema	19,931	18,004	38,051	35,144
Real estate	1,864	1,756	3,865	3,468
Depreciation and amortization	3,047	3,337	6,016	6,577
General and administrative	3,879	3,076	7,555	6,441
	28,721	26,173	55,487	51,630

Operating income	1,418	605	2,628	348

Non-operating income (expense)
Interest income	84	26	229	87
Interest expense	(2,034)	(1,537)	(3,930)	(3,382)
Net gain (loss) on sale of assets	--	--	(185)	3
Other income (expense)	465	1	(271)	(1,157)
Loss before minority interest expense, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(67)	(905)	(1,529)	(4,101)
Minority interest expense	(154)	(192)	(495)	(272)
Loss from continuing operations	(221)	(1,097)	(2,024)	(4,373)
Gain on sale of a discontinued operation	1,912	--	1,912	--
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	1,691	(1,097)	(112)	(4,373)
Income tax expense	(443)	(344)	(942)	(681)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	1,248	(1,441)	(1,054)	(5,054)
Equity earnings of unconsolidated joint ventures and entities	386	1,207	2,042	1,674
Net income (loss)	$1,634	$(234)	$988	$(3,380)

Earnings (loss) per common share – basic and diluted:
Loss from continuing operations	$(0.01)	$(0.01)	$(0.04)	$(0.15)
Earnings from discontinued operations	0.08	--	0.08	--
Basic and diluted earnings (loss) per share	$0.07	$(0.01)	$0.04	$(0.15)
Weighted average number of shares outstanding – basic and diluted	22,487,943	22,413,995	22,485,480	22,431,834

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$22,391	$11,008
Receivables	7,619	6,612
Inventory	529	606
Investment in marketable securities	15,653	8,436
Restricted cash	714	1,040
Prepaid and other current assets	3,002	2,589
Total current assets	49,908	30,291
Land held for sale	1,985	--
Property held for development	1,721	1,598
Property under development	55,464	38,876
Property & equipment, net	179,939	170,667
Investment in unconsolidated joint ventures and entities	16,179	19,067
Investment in Reading International Trust I	1,547	--
Goodwill	19,027	17,919
Intangible assets, net	8,038	7,954
Other assets	5,214	2,859
Total assets	$339,022	$289,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,176	$13,539
Film rent payable	3,691	4,642
Notes payable – current portion	2,140	2,237
Note payable to related party – current portion	5,000	5,000
Current tax liabilities	4,376	9,128
Deferred current revenue	1,985	2,565
Other current liabilities	170	177
Total current liabilities	29,538	37,288
Notes payable – long-term portion	101,317	113,975
Note payable to related parties	9,000	9,000
Subordinated debt	51,547	--
Noncurrent tax liabilities	4,954	--
Deferred non-current revenue	532	528
Other liabilities	15,099	18,178
Total liabilities	211,987	178,969
Commitments and contingencies	--	--
Minority interest in consolidated affiliates	5,292	2,603
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,495,729 issued and 20,992,453 outstanding at June 30, 2007 and 35,468,733 issued and 20,980,865 outstanding at December 31, 2006	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at June 30, 2007 and December 31, 2006	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	131,449	128,399
Accumulated deficit	(49,579)	(50,058)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	43,948	33,393
Total stockholders’ equity	121,743	107,659
Total liabilities and stockholders’ equity	$339,022	$289,231